Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	EVP, Finance/Administration
Lowell, Arkansas 72745	and Chief Financial Officer
NASDAQ: JBHT	(479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. EXPANDS E-COMMERCE DELIVERY

PLATFORM WITH THE ACQUISITION OF SPECIAL LOGISTICS DEDICATED, LLC

LOWELL, Ark., July 21, 2017 – J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT), one of the largest supply chain solutions providers in North America, today announced it has entered into an agreement to acquire Special Logistics Dedicated, LLC (SLD), and its affiliated entities, subject to customary closing conditions.

“SLD’s strong customer base and strategically placed fulfillment centers position us as a top national pool distribution services provider,” said John Roberts, president and CEO of J.B. Hunt“This acquisition will also allow our customers to deploy ‘big and bulky’ inventories into key markets, improving order fulfillment times for Final Mile deliveries and further enhancing our e-commerce delivery capabilities. We are excited to welcome the employees, customers, and carriers of SLD to J.B. Hunt.”

The purchase price is $136 million with no assumption of debt. J.B. Hunt anticipates using its existing revolving credit facility to finance this transaction and to provide liquidity for future operations. The transaction is not expected to have a significant impact on interest expense. Preliminary valuations indicate an incremental amortization expense between $7 million and $10 million annually. J.B. Hunt expects the transaction to be immaterial to 2017 operating results and accretive in 2018.

Based in Houston, SLD provides pool distribution services throughout North America using 14 terminals and fulfillment centers and a fleet of over 850 pieces of equipment. Service offerings include dedicated transportation at both dedicated and multi-use sites; cross-docking and contract logistics; less-than-truckload product consolidation; commingled pool distribution; and a Texas-based intrastate 57’ dry van highway service.

About J.B. Hunt

J.B. Hunt Transport Services, Inc., a Fortune 500, S&P 500, and NASDAQ-100 company, provides innovative supply chain solutions for a variety of customers throughout North America. Utilizing an integrated, multimodal approach, the company applies technology-driven methods to create the best solution for each customer, adding efficiency, flexibility, and value to their operations. J.B. Hunt services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, final mile, and more. J.B. Hunt Transport Services, Inc. stock trades on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. J.B. Hunt Transport, Inc. is a wholly owned subsidiary of JBHT. For more information, visit www.jbhunt.com.